Exhibit 10.30



                                LICENSE AGREEMENT

     THIS AGREEMENT shall be effective this 17th day of November 1998 by and between Intelligent Medical Imaging, Inc. (IMI), a corporation of the State of Delaware and having a principal place of business at 4360 Northlake Blvd., Suite 214, Palm Beach Gardens, Florida 33410; and Bayer Corporation (Bayer), a corporation of the State of Indiana, acting through its Business Group Diagnostics having a principal place of business at 511 Benedict Avenue, Tarrytown, New York 10591.

     WHEREAS, IMI possesses certain technology relating to automated devices for making and staining blood slides and automated image analyzers used in in vitro diagnostics;

     WHEREAS, Bayer desires to be granted a worldwide, nonexclusive license in and to IMI's automated slide maker/stainer technology, and certain negotiation rights for access to IMI's automated image analyzer technology or other new products, for the purpose of developing and commercializing products; and

     WHEREAS, IMI is willing to grant Bayer such nonexclusive license and negotiation rights under the terms hereof;

     NOW, THEREFORE, in consideration of the mutual promises herein, the parties agree as follows:

                                    ARTICLE 1
                                   DEFINITIONS

     1.1 "Effective Date" shall mean the last date of execution of this Agreement.

     1.2 "Product(s)" shall mean an automated slide maker/stainer(s), including, but not limited to that currently known as IMI's hematology slide maker/stainer ("HSM") as of the Effective Date, and the related small sample handler module.

     1.3 "Patent Rights" shall mean any and all patent applications and granted patents anywhere in the world owned or controlled by IMI covering inventions conceived or reduced to practice by or on behalf of IMI, or under which IMI has the right to grant sublicenses, prior to the Effective Date, which cover or relate to Products or their manufacture or use, any and all continuations, continuations-in-part, additions, and divisions thereof, and any and all patents issuing from the aforesaid patent applications, and any reissues, reexaminations, renewals, extensions, and substitutions of such patents. IMI represents and warrants that, as of the Effective Date, there are no patent applications or granted patents owned or controlled by or licensed to IMI which cover or relate to Products or their manufacture or use. IMI shall promptly notify Bayer if during the term hereof IMI files any patent application(s) within the above definition.

     1.4 "Valid Claim" shall mean a claim of any active, unexpired patent which has not been withdrawn, canceled, or disclaimed, or held invalid or unenforceable by a court or other tribunal of competent jurisdiction in a decision from which an appeal has not or cannot be made.

     1.5 "Know-How" shall mean the technical, marketing or other commercial information or materials owned or controlled by IMI as of the Effective Date, whether or not patentable, relating to Products or their manufacture or use, as defined in Schedule I attached hereto and forming an integral part hereof, which information and materials are not generally known to the trade and are necessary or useful for Bayer, its sublicensed Affiliates and/or contract vendors to develop, manufacture, use and/or sell Licensed Products hereunder, and includes, without limitation, information and materials which has been provided by IMI to Bayer under the terms of this Agreement or the Confidentiality Agreement of February 3, 1998. Schedule I is divided into two parts: (a) a Primary List which comprises those items which will be transferred to Bayer upon the execution of this Agreement and (b) a Secondary List which comprises those items which will be transferred to Bayer as soon as practicable after the execution of this Agreement.

     1.6 "Licensed Product" shall mean a Product which embodies Know-How or is developed or manufactured using Know-How, or whose manufacture, use, or sale, except for the license granted hereunder, would constitute an infringement of a Valid Claim in Patent Rights.

     1.7 "Affiliate" shall mean any corporation or other business entity controlled by, controlling, or under common control with the affected party, wherein control means direct or indirect ownership of at least fifty-percent (50%) of the voting stock, or at least fifty-percent (50%) interest in the income, of such corporation or other business entity, or in either case the maximum amount allowed by local law.

                                    ARTICLE 2
                                LICENSE TO BAYER

     2.1 Grant - IMI hereby grants to Bayer a worldwide right and license, with the right to grant sublicenses only to Affiliates, to develop, make, have made, use, sell and have sold Licensed Products during the term hereof. The license to develop, make, and have made Licensed Products shall be exclusive to Bayer (except for development, manufacture, use, sale and distribution by IMI) until March 31, 2000 (provided that Bayer continues to supply Licensed Products to IMI for sale by IMI pursuant to the Instrument Supply Agreement between Bayer and
IMI), whereupon the license shall become non-exclusive. The license to use, sell and have sold Licensed Products shall be non-exclusive for the full term hereof. IMI covenants that it will not grant any right or license under the Patent Rights or Know-How, or otherwise transfer the Know-How, to any third party in conflict with the foregoing during the period prior to March 31, 2000. For the avoidance of doubt, it is understood that during the period prior to March 31, 2000, only Bayer and IMI shall have right to develop and make Licensed Products (provided that Bayer continues to supply Licensed Products to IMI for sale by IMI pursuant to the Instrument Supply Agreement). Further, IMI shall have the right to have Licensed Products made by a third party during the term prior to March 31, 2000 if, and only if, Bayer is unwilling or unable to supply Licensed Products to IMI for sale by IMI pursuant to the Instrument Supply Agreement).

     2.2 Delivery of Primary Know-How - IMI shall deliver to Bayer all Know-How identified in the Primary List of Schedule I on or before the Effective Date. Bayer has investigated, observed, tested, operated, and studied IMI's two engineering prototype HSMs undergoing testing at IMI. At the Effective Date, Bayer shall deliver to IMI a Delivery and Testing Confirmation Certificate to confirm in writing that IMI has delivered to Bayer the Primary List of Know-How set forth in Schedule I and that Bayer is satisfied with its investigation, observation, testing, operation, and study of the two IMI HSM engineering prototypes, and has with IMI agreed upon recommended changes to incorporate into the manufactured versions of the engineering prototypes, which changes shall be identified in the Delivery and Testing Confirmation Certificate.

     2.3 Delivery of Secondary Know-How - IMI shall deliver to Bayer all Know-How identified in the Secondary List of Schedule I as soon as practicable after the Effective Date, but no later than four (4) months after the Effective Date. If Bayer is reasonably dissatisfied with the Know-How provided, then Bayer shall deliver to IMI written notice within five (5) business days thereafter of its reasonable dissatisfaction as to identified and specific variances from the Secondary List of Schedule I. Following receipt of such notice, IMI shall respond by correcting or modifying such Know-How delivery, as appropriate. After IMI responds in writing to notify Bayer of IMI's corrections or modifications, if Bayer continues to be reasonably dissatisfied with the Know-How provided, then Bayer shall deliver to IMI written notice within five (5) business days thereafter of its reasonable dissatisfaction as to identified and specific variances from the Secondary List of Schedule I. This process shall continue until the Know-How delivery is complete to the reasonable satisfaction of Bayer, or until four (4) months after the Effective Date.

     2.4 Technical Assistance - At the request of Bayer, IMI shall provide up to Seventy-Five (75) man-days of consulting and technical assistance, at mutually agreeable times and locations, to assure the effective and complete transfer of the aforesaid Know-How. Bayer shall bear the cost of any out-of-pocket expenses, e.g., travel, incurred by IMI in providing such assistance. If Bayer requests assistance in excess of Seventy-Five (75) man-days, in addition to bearing IMI's out-of-pocket costs, Bayer shall pay IMI for consulting or technical assistance provided to Bayer at the applicable rate(s) as set forth in Schedule II attached hereto and forming an integral part hereof.

     2.5 Sharing of Know-How Fixes - During the first six (6) months following the Effective Date, each party shall promptly provide to the other copies of any and all engineering change orders generated in accordance with such party's internal product development process, which change orders relate to corrections or adjustments to the Know-How to obtain the intended functionality ("Fixes"), but which do not relate to material improvements that enhance the intended functionality or improve the marketability of Licensed Products ("Improvements"). Any such Fixes contributed by IMI shall be automatically included in Know-How for no additional consideration. With respect to any such Fixes contributed by Bayer, Bayer grants IMI a worldwide, non-exclusive, perpetual royalty-free and paid-up right and license, with the right to grant sublicenses, to develop, make, have made, use, sell and have sold any products embodying such Fixes.

                                    ARTICLE 3
                                 ROYALTY TO IMI

     3.1 License Fee - In consideration for the licenses granted hereunder, Bayer shall pay IMI a license fee in the amount of One Million One Hundred Thousand Dollars ($1,100,000.00), payable in installments. Bayer shall pay IMI Two Hundred Thousand Dollars ($200,000.00) on the Effective Date. An additional Four Hundred Thousand Dollars ($400,000.00) shall be paid by Bayer to IMI on or before January 15, 1999. This $400,000 payment obligation applied towards the License Fee is a firm unconditional commitment of Bayer ("$400,000 Commitment") and is not subject to any condition precedent, condition subsequent, or contingency other than delivery on the Effective Date by Bayer of the Delivery and Testing Confirmation Certificate pursuant to Paragraph 2.2.

     3.2 Third Installment of License Fee - Payment of the final Five Hundred Thousand Dollars ($500,000.00) of the License Fee shall be made by Bayer on the later of January 15, 1999 or the date of final acceptance by Bayer of the HSM manufactured by IMI following its routine manufacturing process to produce a product available for sale to an end user ("HSM IMI Manufactured Unit"). Final acceptance shall be evidenced by Bayer's delivery to IMI of a Certificate of Manufacturing Compliance. Within ten (10) days after delivery to Bayer by IMI of an HSM IMI Manufactured Unit, Bayer shall subject such unit to substantially the same process of investigation, observation, testing, operation and study as Bayer performed on the two HSM engineering prototypes on October 7 and 8, 1998.

If within such 10 day period, Bayer determines that it is satisfied that the HSM IMI Manufactured Unit has performed substantially as the engineering prototypes and the identified changes to be made have been substantially implemented, then Bayer shall deliver to IMI a written Certificate of Manufacturing Compliance to the effect that the $500,000 remaining payment obligation to be applied towards the License Fee shall constitute a firm unconditional commitment of Bayer ("$500,000 Commitment") to be made on January 15, 1999 (or within five (5) business days if later) and such payment obligation shall not be subject to any condition precedent, condition subsequent, or contingency other than delivery of such Certificate of Manufacturing Compliance.

If Bayer is reasonably dissatisfied with the HSM IMI Manufactured Unit within such 10 day period, then Bayer shall deliver to IMI written notice within five
(5) business days thereafter of its reasonable dissatisfaction as to identified and specific variances in performance or missing agreed upon changes compared to the engineering prototypes. Following receipt of such notice, IMI shall respond by correcting or adjusting the HSM IMI Manufactured Unit, as appropriate. After IMI responds in writing to notify Bayer of IMI's changes and adjustments, Bayer shall have five (5) business days to deliver a Certificate of Manufacturing Compliance or to notify IMI in writing as to its continued reasonable dissatisfaction. This process shall continue until the HSM IMI Manufactured Unit reasonably meets the standards set by the IMI engineering prototypes, as changed in accordance with any change approved by IMI and Bayer and set forth in the Delivery and Testing Confirmation Certificate.

Bayer agrees that IMI may transfer, pledge, grant a security interest in, or assign the $400,000 Commitment and the $500,000 Commitment to a third party in connection with any financing by IMI for purposes of raising capital.

     3.3 Running Royalties - In further consideration for the licenses granted hereunder, Bayer shall pay IMI a royalty of Two Thousand Dollars ($2000.00) per Licensed Product (whether sold with or without the small sample handler module) of the first Four Hundred (400) units manufactured and sold by Bayer or its sublicensed Affiliates. If IMI has not satisfactorily delivered to Bayer all Know-How identified in the Secondary List of Schedule I in accordance with Paragraph 2.3 by four (4) months after the Effective Date, then Bayer shall be entitled to off-set against running royalties due IMI its fully allocated and burdened cost of developing or generating the deficient portion of such Know-How. Upon payment in full of the license fee and running royalties contemplated under Paragraphs 3.1 and 3.2, the licenses granted under Paragraph
2.1 hereof shall thereafter be deemed fully paid-up and irrevocable.

     3.4 Deduction of Royalty Due Third Parties - If, in the opinion of outside counsel retained by Bayer and subject to the reasonable approval of IMI, the manufacture, use or sale of a Licensed Product infringes a patent held by a third party, Bayer and its sublicensed Affiliates shall have the right to deduct up to fifty-percent (50%) of any running royalty due IMI on account of sales of such Licensed Product, for any royalty paid by Bayer or its sublicensed Affiliates, respectively, to such third party in order to continue the manufacture, use and sale of such Licensed Product, provided that any running royalty due IMI on account of sales of such Licensed Product shall not be reduced to less than fifty-percent (50%) of that otherwise due hereunder.

     3.5 Most Favored Licensee - IMI shall, within thirty (30) days of granting any license to a third party to make, have made, use and sell a Licensed
Product, provide Bayer with a complete and unedited copy of the license agreement with such third party, or to the extent elements of such license agreement relate to matters other than a license concerning a Licensed Product, a complete and unedited copy of pages relevant to the license concerning a Licensed Product or a detailed summary of the terms and conditions of such license agreement (certified as accurate and complete by IMI's outside counsel and accounting firm). [By way of clarification, a license to use and sell a Licensed Product, but not to make or have made, shall not be subject to this Paragraph 3.5.] If, taking into account all relevant terms and conditions, including a comparison of all obligations of the third party to IMI, Bayer determines that the terms and conditions provided to third party are more favorable than the terms of this Agreement, Bayer shall have the option of electing to have this Agreement amended to incorporate comparable terms and conditions including comparable obligations of Bayer to IMI. If, for example, any rights granted by IMI to a third party with respect to a Licensed Product are granted in consideration of royalty obligations greater than those paid by Bayer under this Agreement or in consideration of obligations to IMI relating to other products, then Bayer may elect to have this Agreement amended to add the more favorable terms effective as of the date of such third party license agreement, provided Bayer also agrees to comply with such comparable additional obligations. Notwithstanding the foregoing, the provisions of this Paragraph 3.5 shall not apply if Bayer is not supplying Licensed Products to IMI for sale by IMI pursuant to the Instrument Supply Agreement.

     3.6 Records - Bayer shall keep complete and accurate records containing all information required for the computation and verification of the royalties to be paid hereunder. Such records for a particular annual period shall be maintained for a minimum of five (5) years after the close of such annual period.

     3.7 Audit of Records - Bayer shall, upon request of IMI, permit an independent certified public accountant selected and retained by IMI and reasonably acceptable to Bayer, to have access, during ordinary business hours and not more than once each calendar year, to such records as may be necessary to determine either the accuracy of any report or the sufficiency of any payment made under this Agreement for the three (3) year period immediately proceeding the date of inspection.

     3.8 Quarterly Reports and Payments - On or before sixty (60) days after the end of each calendar quarter beginning with the quarter in which Bayer or a sublicensed Affiliate makes the first commercial sale of the first Licensed Product and ending with the quarter in which Bayer or a sublicensed Affiliate sells the Four Hundredth (400th) unit of Licensed Product, Bayer shall deliver to IMI a quarterly written statement accounting for the units of Licensed Product sold during the preceding calendar quarter and a calculation of the royalty due IMI.

     3.9 Currency - All royalties due hereunder shall be payable in United States Dollars.


                                    ARTICLE 4
                      FURTHER DEVELOPMENTS AND NEW PRODUCTS

     4.1 Further Developments - In the event that the parties enter into one or more agreements for the further development of the technology licensed to Bayer hereunder, such agreement(s) shall provide for the ownership of, and license rights to use, resulting improvements and associated intellectual property, whether patentable or unpatentable, in the development, manufacture, use and sale of Licensed Products. However, whether or not the parties enter into any such development agreement(s), if either party during the term hereof makes a patentable improvement in the field of automated slide making/staining, the other party shall have the option to be granted a worldwide, royalty-bearing, nonexclusive license, with the right to sublicense Affiliates only, but transferable in accordance with Paragraph 10.3 hereof, to practice such improvement in the field of automated slide making/staining, provided that the total consideration to be paid for such license shall not exceed five-percent (5%) of the net sales of covered products.

     4.2 Rights of Negotiation for New Products - Prior to initiating discussions with a third party regarding the manufacture or distribution of a device, reagent, or other product for use as an in vitro diagnostic other than HSM, but including, without limitation MICRO 21 and USM ("New Product"), IMI shall promptly disclose same in writing to Bayer and such shall be received by Bayer in confidence under the relevant provisions of Article 6 hereof. If Bayer responds in writing within ninety (90) days that it is interested in pursuing discussions with IMI for the development and/or manufacture of such New Product, for a period of six (6) months from the date of such response by Bayer, Bayer shall have the non-exclusive right to negotiate with IMI in good faith toward an agreement. During such six (6) month period, IMI covenants not to enter into any agreement or arrangement with any third party that would preclude IMI from entering into at least a non-exclusive agreement or arrangement with Bayer for the manufacture and/or distribution of such New Product. If an agreement is not reached between Bayer and IMI within such six (6) month period, IMI shall be free to enter into an exclusive or non-exclusive agreement with any third party for the manufacture and/or distribution of such New Product, provided that such agreement is on terms and conditions no more favorable to such third party than the terms and conditions last rejected by Bayer. The foregoing provisions of this Paragraph 4.2 shall not apply to (a) any agreement executed prior to the Effective Date, (b) the agreement for grant by IMI of non-exclusive distribution and manufacturing rights (no sooner than March 31, 2000 as to manufacturing rights) relating to the HSM currently contemplated and under negotiation with Beckman-Coulter, provided that IMI shall not grant to Beckman-Coulter any rights relating to New Products senior or more favorable than the rights granted to Bayer under this Paragraph 4.2, or (c) any New Product resulting from a development effort of IMI that is substantially entirely funded by a third party or licensed from a third party, in either case where the third party is granted priority to the manufacture and/or distribution of such New Product.

     4.3 Confidentiality - Any and all information and materials exchanged between the parties under the provisions of this Article 4 shall be treated in accordance with the relevant confidentiality and nonuse provisions of Article 6 below.

                                    ARTICLE 5
                   REPRESENTATIONS, WARRANTIES, AND COVENANTS

     5.1 Clear Title - IMI warrants good, clear title to the Know-How and Patent Rights, and that it has the unrestricted right and power to enter into this Agreement and to grant the licenses provided herein to Bayer without conflict with any obligation or contract with any third party.

     5.2 Validity of Patent Rights - IMI warrants, to the best of its knowledge and belief, that all claims in Patent Rights, if any, are valid and enforceable. IMI shall promptly notify Bayer if it should come into possession of any information during the term hereof which could adversely impact the validity or enforceability of any claim in Patent Rights, if any.

     5.3 Freedom-to-Operate - IMI warrants, to the best of its knowledge and belief, that there are no claims, actions, suits or proceedings commenced, pending or threatened against IMI which will or might in any way adversely affect or impair Bayer from fully exercising the rights licensed to Bayer hereunder, and further, that no third party patent or other intellectual property exist which are superior or dominant to the rights licensed to Bayer hereunder or that would otherwise impair or prevent Bayer from fully exercising such rights. IMI shall promptly notify Bayer if it should come into possession of any information during the term hereof which could adversely impact the freedom of Bayer to develop, manufacture, have manufactured, use or sell Licensed Products.

     5.4 Product Liability Indemnification - Except as specifically provided under Paragraph 5.6 below, Bayer shall defend IMI at Bayer's cost and expense, and will indemnify and hold harmless IMI, from and against any and all claims, losses, costs, damages, fees, or expenses arising out of or in connection with the manufacture, design, commercialization, use, marketing or sale of License Product (other than claims based on infringement or misappropriation), including, but not limited to, any actual or alleged injury, damage, death, or other consequence occurring to any legal or natural person or property, as a result, directly or indirectly, of the possession, use or consumption of any Licensed Product, claimed by reason of breach of warranty, negligence, product defect, or other similar cause of action, regardless of the form in which any such claim is made. In the event of any such claim against IMI, IMI shall promptly notify the Bayer in writing of the claim and the Bayer shall manage and control, at its sole expense, the defense of the claim and its settlement. IMI shall cooperate with Bayer and counsel selected by Bayer to defend the claim (which counsel shall also serve as representation of IMI, provided that IMI may, at its option and expense, be separately represented by counsel of its choosing in any such action or proceeding).

     5.5 Disclaimer of Warranties - Except as specifically provided under Paragraph 5.6 below, Bayer acknowledges that it has conducted a thorough due diligence review of the HSM under development at IMI, including a review and analysis of the Know-How. Bayer acknowledges that it will have responsibility for manufacturing Licensed Products using the Know-How subject to this Agreement and Bayer will not rely on any representation or warranty from IMI as to the merchantability or fitness for a particular purpose of the Licensed Products. Bayer shall be responsible for any and all warranties which Bayer may convey to its customers who purchase any of the Licensed Products from Bayer.

     5.6 Year 2000 - IMI represents and warrants that the Know-How will not be adversely affected in any way with the introduction of dates with the year 2000. This will include date dependent data, computations, output or other functions, including, but not limited to, calculating, comparing and sequencing, and all Licensed Products will create, store, process and output information, as required, relating to or including millennial dates without errors or omissions. At Bayer's request, IMI will provide sufficient evidence to demonstrate the adequate testing of the Know-How to meet the foregoing minimum requirements. Notwithstanding the foregoing, IMI's representation and warranty shall not apply to software that is modified by Bayer resulting in non-compliance.

                                    ARTICLE 6
                                 CONFIDENTIALITY

     6.1 General Obligation - All information and materials exchanged between the parties under the protection of the Confidentiality Agreement of February 3, 1998, and all information or materials exchanged between the parties under this Agreement shall be deemed Confidential Matter and subject to the obligations set forth in this Article 6.

     6.2 Nondisclosure and Nonuse - Except as expressly provided herein, Confidential Matter shall not be disclosed to any third party, or used for the benefit of any third party.

     6.3 Agreement and Terms - The existence of this Agreement and its terms, including all schedules and exhibits, shall be considered Confidential Matter; provided, that at the request of IMI, a mutually agreeable and joint press release announcing the signing of this Agreement and its principal terms may be issued, and further that IMI shall be permitted to disclose this Agreement as a material contract in filings made with the Securities and Exchange Commission, in which case IMI shall request confidential treatment to the greatest extent possible.

     6.4  Exclusions - The  obligations  of  confidentiality  and nonuse of this
Article 6 shall not apply to information:

          (a) which was or is known by the receiving party prior to receipt from the disclosing party as evidenced by documents in the possession of the receiving party at the time of disclosure,

          (b) which, after receipt from the disclosing party, is disclosed to the receiving party by a third party having the legal right to do so,

          (c) which is available to the public at the time of receipt from the disclosing party,

          (d) which becomes available to the public after receipt from the disclosing party through no fault of the receiving party,

          (e) which is developed by the receiving party independently of information received from the disclosing party,

          (f) which is required, in the opinion of legal counsel of Bayer or IMI , to be disclosed for securing clearance of governmental health regulatory agencies, including but not limited to the U.S. Food and Drug Administration, to market Licensed Products,

          (g) which is required, in the opinion of legal counsel of Bayer or IMI to be disclosed for the filing of respective patent applications; provided that neither Bayer nor IMI shall disclose Confidential Matter of the other party in a patent application without the prior written approval of the other party, which approval shall not be unreasonably withheld,

          (h) which is reasonably necessary to be disclosed by the receiving party to its individual agents or third parties who require knowledge hereof in order to perform their normal duties or services, such as legal counsel, certified public accountants, and the like, provided that such agents and third parties are advised of and acknowledge the confidential nature of such disclosure, or

          (i) which is required to be disclosed by order or other requirement of a court, administrative agency, or other governmental body provided that the receiving party has provided reasonable advance notice to allow the disclosing party the opportunity to seek a protective order or otherwise contest, prevent or limit such disclosure.

     6.6 Standard of Care - Each party shall use the same level of care in complying with its obligations hereof respecting Confidential Matter as it does with respect to its own information of similar nature.

     6.7 Previous Agreements Superseded - All obligations of confidentiality and nonuse created under the Confidentiality Agreement of February 3, 1998, shall be superseded and replaced by the obligations defined in this Article 6.

     6.8 Survival - All obligations of confidentiality and nonuse created under the provisions of this Article 6 shall be and remain in effect for five (5) years after any termination of this Agreement. All Confidential Matter of either party shall be returned to such party upon any termination of this Agreement.

                                    ARTICLE 7
                          INTELLECTUAL PROPERTY RIGHTS

     7.1 Ownership - Subject to the license rights granted to Bayer hereunder, IMI shall retain ownership of the entire right, title, and interest in and to all Patent Rights and Know-How.

     7.2 Participation Rights of Bayer - IMI agrees that during the term of this Agreement, IMI shall provide Bayer with copies of all substantive communications to and from patent offices regarding applications or patents in Patent Rights promptly after the receipt thereof. IMI shall use reasonable efforts to incorporate Bayer's comments into any substantive communications. IMI shall timely notify Bayer (but in no event less than 30 days prior to the expiration of any priority rights period) if it intends not to continue to seek patent protection based on a particular patent or patent application in any country, and Bayer shall have the right, at its expense and in IMI' name, to file, prosecute, maintain, and enforce such patent or patent application in such country.

     7.3 Assistance - IMI shall provide to Bayer or Bayer's authorized attorneys, agents, or representative reasonable assistance as necessary for Bayer to exploit its right under Paragraph 7.2 to file, prosecute, maintain and enforce patent applications and patents. IMI shall use its best efforts to have signed all legal documents (prepared by Bayer at its expense) necessary to file, prosecute, maintain, and enforce patent applications or patents at no charge to Bayer.

     7.4 Infringement

     (a) Each party shall promptly report in writing to each other party during the term of this Agreement any: (i) known infringement or suspected infringement of any of the Patent Rights; or (ii) unauthorized use or misappropriation of the Know-How by a third party of which it becomes aware, and shall provide each other party with all available evidence supporting said infringement, suspected infringement or unauthorized use or misappropriation. Within thirty (30) days after IMI becomes, or is made, aware of any of the foregoing, it shall decide whether or not to initiate an infringement or other appropriate suit and shall advise Bayer of its decision in writing. The inability of IMI to decide on a course of action within such thirty (30) day period shall for purposes of this Agreement be deemed a decision not to initiate an infringement or other appropriate suit.

     (b) Within sixty (60) days after IMI becomes, or is made, aware of any infringement, suspected infringement or unauthorized use or misappropriation by a third party, as provided in Paragraph (a) above, and provided that IMI shall have advised Bayer of its decision to file suit within the thirty (30) day period provided in Paragraph (a) above, IMI shall have the right to initiate an infringement or other appropriate suit anywhere in the world against such third party. IMI shall provide Bayer with an opportunity to make suggestions and comments regarding and prior to the initiation of such suit and shall promptly notify Bayer of the commencement of such suit. IMI shall keep Bayer promptly informed of, and shall from time to time consult with Bayer regarding, the status of any such suit and shall provide Bayer with copies of all documents filed in, and all written communications relating to, such suit.

     (c) IMI shall select counsel for any suit referred to in Paragraph (b) above. IMI shall, except as provided below, pay all expenses of the suit, including, without limitation, attorneys' fees and court costs. Bayer, in its sole discretion, may elect, within sixty (60) days after the receipt by Bayer from IMI of notice of the commencement of such litigation, to contribute to the costs incurred by IMI in connection with such litigation in an amount not to exceed 50 percent of such costs. Any damages, settlement fees or other consideration for past infringement received as a result of such litigation shall be shared by IMI and Bayer pro rata based on their respective sharing of the costs of such litigation. If necessary Bayer shall join as a party to the suit but shall be under no obligation to participate except to the extent that such participation is required as the result of being a named party to the suit. Bayer shall have the right to participate and be represented in any suit by its own counsel at its own expense. IMI shall not settle any such suit involving rights of Bayer without obtaining the prior written consent of Bayer, which consent shall not be unreasonably withheld.

     (d) In the event that IMI does not inform Bayer of its intent to initiate an infringement or other appropriate suit within the thirty (30) day period provided in Paragraph (a) above, or does not initiate such an infringement other appropriate action within the sixty (60) day period provided in Paragraph (b) above, Bayer shall have the right, at its expense, to initiate an infringement or other appropriate suit. In exercising its rights pursuant to this Paragraph
(d), Bayer shall have the sole and exclusive right to select counsel and shall pay all expenses of the suit including without limitation attorneys' fees and court costs. If necessary, IMI shall join as a party to the suit and shall participate only to the extent that such participation is required as a result of its being a named party to the suit or being the holder of any patent at issue or being the owner of any Know-How at issue. IMI shall have the right to be represented in any such suit by its own counsel at its own expense. Bayer shall not settle any such suit involving rights of IMI without obtaining the prior written consent of IMI, which consent shall not be unreasonably withheld.


                                    ARTICLE 8
                              TERM AND TERMINATION

     8.1 Term - This Agreement shall remain in effect unless and until terminated in accordance with a provision set forth below.

     8.2 Material Breach - Either party may terminate this Agreement at anytime if the other party fails to perform any material covenant, condition, or limitation herein, provided such other party shall not have remedied its failure within sixty (60) days after receipt of written notice of such failure.

     8.3 Disputes - Any dispute arising under this Agreement shall be resolved in accordance with the provisions of Paragraph 20 of the Instrument Supply Agreement between Bayer and IMI.

                                    ARTICLE 9
                                     NOTICES

     Any notice required or permitted by this Agreement shall be in writing. A notice shall be considered served when delivered in person or deposited in the national postal system in a sealed envelope with sufficient postage affixed and addressed to the party to whom such notice is directed at its post office address given below:

         If to IMI:     Intelligent Medical Imaging, Inc.
                        4360 Northlake Blvd., Suite 214
                        Palm Beach Gardens, FL 33410
                        Attention:  President

         If to Bayer:   Bayer Corporation
                        Business Group Diagnostics
                        511 Benedict Avenue
                        Tarrytown, New York 10591, USA
                        Attention: Law & Patents

                                   ARTICLE 10
                                OTHER PROVISIONS

     10.1 Governing Law - This Agreement shall be construed and the rights of the parties hereunder shall be determined in the State of New York in accordance with the laws thereof.

     10.2 Effect of Headings - All article and paragraph  captions or titles are
inserted   herein  for  ready   reference  only  and  are  without   contractual
significance or effect.

     10.3 Assignment - Except where the assignee is an Affiliate, a successor in business or pursuant to a merger or consolidation, or a purchaser of substantially all of the assets of a party relating to the subject matter of this Agreement, a party hereto shall have no right or power to assign any right or delegate any duty under this Agreement or any portion or term hereof without the express written consent of the other party.

     10.4 Integration - This writing constitutes the entire agreement between the parties relating to the subject matter hereof. There are no understanding, representations, or warranties of any kind except as expressly set forth herein.

     10.5 Waiver - This Agreement may not be waived, altered, extended, or modified except by written agreement of the parties.

     10.6 Independent Contractors - The performance of each party hereunder is undertaken as an independent contractor and not as an agent or partner of the other party. Neither party shall enter into or incur, or hold itself out to third parties as having authority to enter into or incur on behalf of the other party, any contractual obligation, expense, or liability whatsoever.

     10.7 Severability - If any provision of this Agreement is held unenforceable or in conflict with the law of any jurisdiction, it is the intention of the parties that the validity and enforceability of the remaining provisions hereof shall not be affected by such holding, provided the provision held unenforceable or in conflict will not deprive any party of the benefit of its bargain.

     IN WITNESS WHEREOF, the parties have duly signed this Agreement and have made delivery to one another.

BAYER CORPORATION                              INTELLIGENT MEDICAL IMAGING, INC.


By: /s/ Gerald Wagner                          By: /s/ Tyce Fitzmorris
   ------------------------------------           ------------------------------

Name: /s/ Gerald Wagner                        Name: /s/ Tyce Fitzmorris
     ----------------------------------             ----------------------------

Title:  Sr. VP, Laboratory Testing             Title:  President
      ---------------------------------              ---------------------------